FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION NO. 333-68424

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 2, 2004)

110,200 SHARES
COMMON STOCK

CAPSTEAD MORTGAGE CORPORATION

     Pursuant to a Sales Agreement between Capstead Mortgage Corporation and Brinson Patrick Securities Corporation, as sales manager, which Sales Agreement has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and which is incorporated by reference herein, we have sold, through the sales manager, as agent for Capstead Mortgage Corporation, 110,200 shares of our common stock, par value $.01 per share, in transactions on or through the facilities of a national securities exchange or to or through a market maker otherwise than on an exchange, at market prices prevailing at the time of such sales. The shares of common stock were sold during the period commencing on March 1, 2004 and ending March 4, 2004.

Gross Proceeds to Capstead Mortgage Corporation	$1,892,660.10
Commission to Sales Manager	$56,779.80
Net Proceeds to Capstead Mortgage Corporation	$1,835,880.30
On March 4, 2004 the last reported sales price of our common stock on the New York Stock Exchange was	$17.15

Note: SEC fees were not used in arriving at any of the above figures.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS SUPPLEMENT IS DATED March 9, 2004